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                                                                    EXHIBIT 99.1

                             [LOGO] NOBEL
                                    LEARNING
                                    COMMUNITIES INC.



                                                   Contact: A. Jack Clegg, CEO

                                                          (484) 947-2000

For Immediate Release

               NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES SEVERAL

              CHANGES AND PERFORMANCE INDICATIONS AT ANNUAL MEETING

West Chester, PA, April 4, 2003 -- Nobel Learning Communities, Inc. (NASDAQ:NLCI), a for-profit provider of education and school management services for the pre-elementary through 12/th/ grade market, announced certain changes to its management structure and the Board of Directors. Mr. A. "Jack" Clegg, NLCI's Chairman and CEO, confirmed that Steven Fink and Joseph Harch have joined NLCI's Board of Directors. Both are affiliated with NLCI's largest shareholder, KU Learning, L.L.C. Mr. Clegg also announced that NLCI's Board of Directors has accepted his recommendation that the position of Chairman and CEO be split to meet the recommendations of new governance issuances. He stated further that a search committee of the Board, which includes himself, will be interviewing candidates for the position of CEO both inside and outside of NLCI. Jack Clegg announced that he will remain as CEO until the appropriate candidate is selected, and that thereafter, he intends to remain as Chairman of the Board.

At NLCI's Annual Meeting of Stockholders, held on April 2, 2003, Jack Clegg also reviewed the estimated (not audited) operational performance of NLCI through February, 2003. He indicated significant positive performance since September 2002, noting an eight percent (8%) increase in enrollment since September 2002 and the fact that revenue quarter-to-date through February 2003 was approximately four percent (4%) higher than the same period for the previous year. He also noted that NLCI's renegotiations with its suppliers, together with the disposition of a small number of schools (which are in the mature, declining stage of their life cycle), should have a positive effect on income from ongoing operations over the next year. He also reviewed NLCI's pursuit of fresh equity capital, to reduce debt and support growth, and NLCI's ongoing discussions in connection therewith.

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D. Scott Clegg, Vice Chairman, President and COO, provided insight into the future of education in the United States and how NLCI is addressing the changing demand. He emphasized the development by NLCI of an approach to learning to allow each student to have an individualized curriculum, taking the mass approach to education to an individual-by-individual approach. This newly created product has been labeled IAM(TM), or Individual Academic Mastery.

To see the NLCI's entire Annual Meeting presentation, point your browser to:

HTTP://MSLIVE.SONICFOUNDRY.COM/NLCI

This web cast is available from April 2, 2003 - April 11, 2003.

Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI's filings with the SEC.

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